NETU062 AD-AD 09:15 Frederick County Bancorp, Inc. Announces
Stock Repurchase
....nka
+ CRN ED1 TNW RWB IRW FC1 (FREDERICK COUNTY BANCORP, INC. 913906 PH) 26 19 96 91 32 01 30 31 33
....nk/dcreg r f bc-MD-Frederick-Cty-Stck   06-26


P2

%
[STK] FCBI
[IN] FIN
[SU] OFR
TO BUSINESS EDITOR:

Frederick County Bancorp, Inc. Announces Stock Repurchase Program Authorization

      FREDERICK, Md., June 26 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (OTC Bulletin Board: FCBI), parent company of Frederick County Bank, announced today that its Board of Directors had authorized the repurchase of up to 146,000 shares of its common stock, for an aggregate expenditure of not more than $4.5 million, through June 30, 2012, or earlier termination of the program by the Board of Directors. As of June 25, 2007, the Company had approximately 1.46 million shares outstanding. Repurchases, if any, by the Company pursuant to this authorization are expected to enable the Company to repurchase its shares at an attractive price, and to provide a source of liquidity for the Company's shares.

      Repurchases may be made in open market purchases or in privately negotiated transactions, and may be commenced or suspended at any time or from time to time at management's discretion, without prior notice. Repurchases, if any, under the program will be made in the discretion of management, and will depend upon market pricing and conditions, business, legal, accounting and other considerations. The repurchase program may be modified, suspended or terminated by the Board of Directors at any time without notice. There can be no assurance as to the timing, price or volume of Company repurchases, if any, pursuant to this authorization.

      As of March 31, 2007, the Company's assets stood at $240.4 million, with deposits of $215.2 million and loans of $183.7 million. Frederick County Bank currently has three Frederick branch offices at 30 West Patrick Street, 6910 Crestwood Boulevard, and 200 Commerce Drive in Walkersville. A new location, at 198 Thomas Johnson Drive, for the Bank's former Antietam branch office was recently announced and is expected to open in the third quarter of 2007.

      This information contains forward looking statements regarding the Company's anticipated future results of operations, which are subject to risks and uncertainties. Actual future results may differ materially from current expectations as a result of changes in general economic conditions, including interest rates, competition, loan demand and other factors. This press release does not constitute an offer to sell or a solicitation of any offer to buy securities.

SOURCE  Frederick County Bancorp, Inc.
    -0-                             06/26/2007
    /CONTACT: William R. Talley, Jr., EVP & CFO, of
     Frederick County Bancorp, Inc., +1-240-529-1507/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.frederickcountybank.com /
    (FCBI)

CO:  Frederick County Bancorp, Inc.
ST:  Maryland
IN:  FIN
SU:  OFR